Execution Version

AMENDING AGREEMENT NO. 4 TO
CANADIAN PLEDGE AGREEMENT
(REYNOLDS PACKAGING INTERNATIONAL B.V.)

TO:
The Bank of New York Mellon (in its capacity as collateral agent for the Secured Parties as appointed under the First Lien Intercreditor Agreement and its successors, permitted transferees and permitted assigns, the "Collateral Agent") on behalf of and for the benefit of itself and the other Secured Parties

FROM:    Reynolds Packaging International B.V. (the "Pledgor")
DATED:    As of the 1st day of January, 2012.
WHEREAS:

(A)
The Pledgor granted the Collateral Agent a Canadian pledge agreement dated as of September 1, 2010, as amended by Amending Agreement No. 1 dated as of the 28th day of April, 2011, Amending Agreement No. 2 dated as of the 28th day of April, 2011 and Amending Agreement No. 3 dated as of the 1st day of July, 2011 (the "Canadian Pledge Agreement");

(B)
Pursuant to an amalgamation dated the date hereof among Pactiv Canada Inc. ("Pactiv Canada") and certain of its affiliates, (i) the issued and outstanding shares of Pactiv Canada previously pledged to the Collateral Agent pursuant to the Canadian Pledge Agreement (share certificate numbered C-1 (evidencing 6,988,001 common shares)) (the "Pactiv Canada Shares"), were cancelled, (ii) Pactiv Canada Inc. ("Amalco") was the resulting company of the Amalgamation, (iii) the Pledgor is the sole shareholder of Amalco, and (iv) a new share certificate has been issued to the Pledgor to evidence all of the issued and outstanding shares of Amalco (the "Amalco Shares");

(C)
As a result of the cancellation of the Pactiv Canada Shares and the issuance of the Amalco Shares, the Pledgor is obligated to provide the Collateral Agent with an amended/updated Attachment 1 to the Canadian Pledge Agreement; and

(D)
The Pledgor and the Collateral Agent have agreed to amend the Canadian Pledge Agreement by, inter alia, updating/amending the existing Attachment 1 (the "Old Attachment 1") to the Canadian Pledge Agreement to reflect the cancellation of the Pactiv Canada Shares and the addition of the Amalco Shares;

NOW THEREFORE in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor covenants and agrees in favour of the Collateral Agent as follows:
ARTICLE I
AMENDMENTS
Section 1.1    Canadian Pledge Agreement Amendments. As of and with effect from the date hereof, the Canadian Pledge Agreement shall be amended as follows:

(1)
the Old Attachment 1 attached to the Canadian Pledge Agreement is deleted and replaced by the updated Attachment 1 (the "Updated Attachment 1") attached as Schedule A to this Amending Agreement No. 4; and

(2)
the use of the term "Attachment 1" in the Canadian Pledge Agreement (as amended, extended, novated, restated, replaced, supplemented or otherwise modified from time to time) shall mean the Updated Attachment 1 as the same may be amended, extended, novated, restated, replaced, supplemented or otherwise updated from time to time.

ARTICLE II
MISCELLANEOUS
Section 2.1    Continuing Effect. The parties hereby confirm the terms of the Canadian Pledge Agreement which continues in full force and effect as amended by the terms of this Amending Agreement No. 4. The Canadian Pledge Agreement and this Amending Agreement No. 4 shall hereafter be read and construed as one instrument.
Section 2.2    Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Canadian Pledge Agreement.
Section 2.3    Governing Law and Jurisdiction. This Amending Agreement No. 4 shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
[SIGNATURE PAGE FOLLOWS]

DATED as of the date first set forth above.

Signed for and on behalf of
REYNOLDS PACKAGING INTERNATIONAL B.V. by

_____________________________
Name:
Title:

SCHEDULE A
See attached.

ATTACHMENT 1 to
Canadian Pledge Agreement (Reynolds Packaging International B.V.)
Item A.     Pledged Shares

Pledged Share Issuer	Number of Shares Owned	Number of Shares Pledged	% of Shares Pledged of All Outstanding Shares	Represented by Share Certificate No.
PACTIV CANADA INC.	6,988,001	6,988,001	100	C-1

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